EXHIBIT 99(a)

APPENDIX

Pursuant to Item 304 of Regulation S-T, the following is a narrative description of graphic or image material incorporated by reference from the Company's 2004 Annual Report to Shareholders at Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Page 24 of Annual Report
Sales by market
(Fiscal Year 2004)
Cars & Light Trucks 33%
Medium & Heavy Trucks 20%
Aftermarket 18%
Off-Highway Equipment 10%
Industrial Equipment 9%
Building HVAC 6%
Electronics 3%
Miscellaneous 1%
Sales by Product
(Fiscal Year 2004)
Modules/Packages 27%
Radiators 22%
Oil Coolers 15%
Charge-Air Coolers 10%
Vehicular Air Conditioning 7%
Building HVAC 6%
EGR Coolers 6%
Electronics 3%
Miscellaneous 4%